Exhibit to Form 8-K

The Acquisition and Capital Increase Agreement

Between

L&L International Holdings, Inc.

and Fuchang Wang Of

Luxi County Hon Shen Coal Co. Ltd.

(Translation)

This Acquisition and Capital Increase Agreement (this “Agreement”) is entered into by and between L&L International Holdings, Inc., a U.S. company (“Party A”), and Fuchang Wang (“Party B”), the sole owner of Luxi County Hon Shen Coal Co. Ltd. (“Hon Shen”), pursuant to further discussion of the cooperative operation contract of Hon Shen Co. Ltd. in Luxi County (“Cooperative Agreement”) entered by the Parties on October 23, 2009. Both parties via friendly discussions on the increase capital of Party A’s acquisition of Hon Shen, reached the following agreements:

1. Parties

Party A: L&L International Holdings, Inc.

Registered Address: 130 Andover Park East Suite 101, Seattle, WA 98188

Legal Representative: Dickson V. Lee

Place of Incorporation: United States

Party B: Fuchang Wang and Luxi County Hon Shen Coal Co. Ltd.

Resident Address: Luxi County Jiucheng Town Qinghe Village

China ID: 532537194201202030

Nationality: P.R. China

2.	Subscription of Increased Capital

	(1)	Amount of Increased Registered Capital and Total Investment

Hon Shen’s registered capital shall be increased from RMB 3.6 million to RMB 30 million (approx. $4.39 million USD). Party A shall subscribe for all of the increase in the registered capital by increasing its investment. In accordance with Hon Shen’s operational capital requirements, Hon Shen’s total working capital shall be increased by Party A from the original RMB 3.6 million to RMB 60 million, which can be arranged by Party A based on operation needs, through either loans or increasing capital in phases.

	(2)	Shareholder’s Ratio of Equity after the Subscription of Increased Capital

After Party A’s subscribes for the increased registered capital, the shareholders’ ratio of ownership of Hon Shen will be as follows:

		1.	Party A shall acquire 93% of the equity ownership by paying equivalent foreign currency to purchase the increased registered capital of RMB 26.40 million (or approximately $3.86 million USD).

		2.	Party B already paid the original registered capital of Hon Shen of RMB 3.6 million. Now Party B shall have 7% of Hon Shen’s equity ownership by contributing Hon Shen’s existing coal washing facilities and coking facilities as a condition of cooperation.

Hon Shen is composed of two operations: 1) Coal washing facilities (production capacity increased to 300 thousand tons per year as of July 2009); and 2) Coking facilities. Party B guarantees business documentation of the two operations is complete for operations.

	(3)	Timeline of Party A’s Injection

Party A shall inject (subscribe) by installments Hon Shen’s increased registered capital of a total amount of RMB 26.40 million, (approximately $3.86 million USD). The first payment of RMB 6 million (or equivalent $0.8 million US Dollars) shall be paid by cash within 3 months after the government’s approval of the Cooperative Agreement; the second payment of RMB 20.40 million (or by equivalent $3 million US Dollars) shall be made within 2 years after the government’s approval.

	(4)	Both Parties agree that Hon Shen shall change its name after Hon Shen has been transferred to a Sino-foreign Cooperation Company. Hon Shen’s name shall be “Yunnan

L&L Hon Shen Coal Company Limited”, and the legal address of Hon Shen shall be changed to “Banqiao Village Jiucheng Town Huxi County Yunnan Province China.”

3.	Duties and Obligations

(1) Party A shall pay the related capital pursuant to the terms and conditions of above articles, Hon Shen shall provide a written confirmation of receipt to Party A when it receives the payments.

(2) Party A shall own 93% of Hon Shen and injecting increased capital, along with taking the related rights and liabilities.

(3) Party B shall assume all debts and liabilities of Hon Shen prior to its formal conversion into a Sino-foreign Cooperation Company (“SFCC”), thus shall fully discharge Party A and Hon Shen (as a SFCC) of all such debts and liabilities. Party B shall further be liable to Party A and Hon Shen (as a SFCC) for any and all losses that may be incurred due to Party B’s prior debts and liabilities.

(4) Upon the execution of the Agreement, Party B shall not enter into loans or mortgages in the name of Hon Shen (Luxi County Hon Shen Coal Co., Ltd.).

4.	Penalty of Violation of Agreement

In case of violation of the Agreement by any party, the violating party shall compensate the other party for all resulting damages and losses.

5.	Dispute Resolution

In the event of any dispute, the Parties shall resolve such dispute through negotiation. If no resolution can be reached by negotiation, the dispute shall be resolved through mediation by an agreed third party. The Parties shall make all efforts to avoid litigation. If the Parties cannot resolve through mediation, the dispute shall be submitted by any Party to the China International Economic and Trade Arbitration Commission’s office in Shenzhen. The decision of arbitration is final and binding on both Parties.

The Agreement is executed in Chinese in six copies, and effective as of October 23, 2009 when signed by both parties, or their authorized signatories. Each Party and the Company will have one copy. The other three duplicates will be submitted to the appropriate authority for approval.

Party A: L&L International Holdings, Inc.

Legal representative (sign): /s/ Dickson V. Lee

Party B: Luxi County Hon Shen Coal Co, Ltd (stamped with a Company Seal)

Legal representative (sign): /s/ Fuchang Wang

December 9, 2009